New World Fund, Inc.
333 South Hope Street
Los Angeles, California 90071-1406
Phone (213) 486 9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$42,710
Class B	$1,140
Class C	$1,414
Class F	$3,321
Total	$48,585
Class 529-A	$615
Class 529-B	$67
Class 529-C	$101
Class 529-E	$28
Class 529-F	$43
Class R-1	$24
Class R-2	$259
Class R-3	$292
Class R-4	$79
Class R-5	$1958
Total	$3,466

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5460
Class B	$0.3559
Class C	$0.3796
Class F	$0.5490
Class 529-A	$0.5477
Class 529-B	$0.3369
Class 529-C	$0.3378
Class 529-E	$0.4650
Class 529-F	$0.5279
Class R-1	$0.3923
Class R-2	$0.4036
Class R-3	$0.4789
Class R-4	$0.5640
Class R-5	$0.6208

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	115,502
Class B	4,761
Class C	6,939
Class F	9,285
Total	136,487
Class 529-A	2,086
Class 529-B	311
Class 529-C	552
Class 529-E	112
Class 529-F	109
Class R-1	94
Class R-2	1,333
Class R-3	1,135
Class R-4	392
Class R-5	5,147
Total	11,271

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$36.32
Class B	$35.71
Class C	$35.42
Class F	$36.13
Class 529-A	$36.19
Class 529-B	$35.58
Class 529-C	$35.60
Class 529-E	$36.00
Class 529-F	$36.15
Class R-1	$35.64
Class R-2	$35.62
Class R-3	$36.07
Class R-4	$36.33
Class R-5	$36.43